Exhibit 99.1

Consent of Consensus Securities LLC

January 8, 2026

The Board of Directors of
The Brand House Collective, Inc. (f.k.a. Kirkland’s, Inc.)
5310 Maryland Way
Brentwood, TN 37027

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 24, 2025, to the Board of Directors of The Brand House Collective, Inc. (f.k.a. Kirkland’s, Inc.) (“TBHC”) as Annex B to, and reference to such opinion letter under the headings “SUMMARY — Opinion of TBHC’s Financial Advisor” and “THE MERGER — Opinion of TBHC’s Financial Advisor” in the proxy statement/prospectus relating to the proposed transaction involving TBHC and Bed Bath & Beyond, Inc. (“BBBY”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of BBBY (the “Registration Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Consensus Securities LLC
CONSENSUS SECURITIES LLC